EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AboveNet, Inc.
White Plains, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-159175 and 333-163144) of AboveNet, Inc. of our reports dated March 16, 2010, relating to the consolidated financial statements and the effectiveness of AboveNet, Inc.’s internal control over financial reporting, which appear in this Form 10-K.  We also consent to the incorporation by reference of our report dated March 16, 2010 relating to the financial statement schedule which appears in this Form 10-K.

BDO Seidman, LLP
New York, NY

March 16, 2010